EXHIBIT 4.17

                                 AMENDMENT NO. 1
                                       TO
                          CONSULTING SERVICES AGREEMENT

      THIS FIRST AMENDMENT TO CONSULTING SERVICES AGREEMENT, dated July 13, 2005 (the "First Amendment"), is by and between Timothy Fostik (the "Consultant"), and Reality Wireless Networks, Inc., a Nevada corporation (the "Client").

                                    RECITALS

      A. The Consultant and the Client entered into a Consulting Services Agreement dated June 27, 2005 a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

      B. Client and Consultant wish to amend Section 2 of the Agreement to provide for additional consideration in exchange for additional consulting services and to extend the term of the Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 2 of the Agreement is deleted in its entirety and is hereby amended and replaced as follows:

"2. Consideration.

      Client agrees to pay Consultant, as Consultant's fee and as consideration for services provided, 3,100,000 shares of common stock of the Client. By amendment dated July 13, 2005, Client agrees to pay Consultant an additional 3,100,000 shares of common stock of the Client, which shares shall be registered on Form S-8. Shares issued pursuant to this First Amendment shall be issued to Timothy Fostik, the natural person performing the consulting services for Client. All shares and certificates representing such shares shall be subject to applicable SEC, federal, state (Blue sky) and local laws and additional restrictions set forth herein."


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B. Section 6(a) of the Agreement shall be deleted in its entirety and is hereby amended to read as follows:

"6. Termination and Renewal.

(a)   Term.

      This Agreement shall become effective on the date appearing next to the signatures below and terminate twelve (12) months thereafter (the "Term"). Unless otherwise agreed upon in writing by Consultant and Client or otherwise provided herein, any amendment to this Agreement shall automatically have the effect of extending the Term of the Agreement until the later of one hundred eighty (180) days following the original Term or for an additional one hundred eighty (180) days following the date of such amendment.


EXECUTED on the date first set forth above.

CLIENT:

         REALITY WIRELESS NETWORKS, INC.


By:
         ----------------------
         Name: Steve Careaga
         Its: CEO

CONSULTANT:


By:
         ---------------------
         Name: Timothy Fostik